EXHIBIT 10.18

HURON CONSULTING GROUP INC.

EXECUTIVE OFFICERS’ COMPENSATION FOR 2008 AND 2009

SUMMARY SHEET

Name	Position	Year	Base Salary		Bonus (1)
Gary E. Holdren	Chairman of the Board, Chief Executive Officer and President	2008 2009	$ $	1,150,000 1,150,000	$ $	0 1,150,000

Daniel P. Broadhurst	Vice President, Chief Operating Officer	2008 2009	$ $	600,000 600,000	$ $	0 600,000

Gary L. Burge	Vice President, Chief Financial Officer and Treasurer	2008 2009	$ $	400,000 400,000	$ $	0 400,000

Natalia Delgado	Vice President, General Counsel and Corporate Secretary	2008 2009	$ $	325,000 325,000	$ $	0 325,000

Mary M. Sawall	Vice President, Human Resources	2008 2009	$ $	325,000 325,000	$ $	0 325,000

(1)	Bonuses are performance-based and there is no stated maximum. Bonuses for 2009 are based on targets and actual amounts paid may be greater or smaller than the amounts indicated.